EMPLOYMENT AGREEMENT

     THIS AGREEMENT ("Agreement") made as of the 1st day of May, 1998, between MAIN STREET BANCORP, INC., a Pennsylvania business corporation ("Main"), HERITAGE NATIONAL BANK, a national banking corporation (the "Bank"), and ALLEN E. KIEFER, an individual (the "Executive").

                      W I T N E S S E T H:

     WHEREAS, Heritage Bancorp, Inc. ("Heritage") and the Executive are parties to (i) an employment agreement dated as of September 13, 1994 (between the Executive and Miners National Bancorp, Inc.), as amended as of September 15, 1997 (the "1994 Agreement"), and (ii) a change in control agreement dated as of September 15, 1997, which agreement superseded a prior agreement executed as of September 13, 1994 (the "Change in Control Agreement"); and

     WHEREAS, Heritage has, as of the date hereof, consolidated with BCB Financial Services Corporation to form Main; and

     WHEREAS, Main, the Bank and the Executive desire to enter into a new Agreement regarding, among other things, the employment of the Executive by Main and the Bank and, concurrently therewith, to terminate the 1994 Agreement and the Change in Control Agreement, all as hereinafter set forth.

     NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

     1. Employment. Main and the Bank each hereby employ the Executive, and the Executive hereby accepts employment with Main and the Bank, on the terms and conditions set forth in this Agreement.

     2. Duties of Employee. The Executive will perform and discharge well and faithfully such duties as an executive officer of Main and the Bank as may be assigned to him from time to time by the respective Boards of Directors of Main and the Bank. The Executive will be employed as President and Chief Operating Officer of Main and Chief Executive Officer and President of the Bank, and will hold such other titles as may be given to him from time to time by the respective Boards of Directors of Main and of the Bank, and as specified in Section 30. The Executive will devote his full time, attention and energies to the business of Main and the Bank and will not, during the Employment Period (as defined in Section 3), be employed or involved in any other business activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage; provided, however, that this section will not be construed as preventing the Executive from (a) passively investing his personal assets, (b) acting as a member of the Board of Directors of Main, the Bank or any other corporation not in competition with either, or as a
<PAGE 1> member of the Board of Trustees of any other
organization, or (c) being involved in any community, civic or similar activity.

     3. Term of Employment. The Executive's employment under this Agreement will be for a period (the "Employment Period") commencing upon the date of this Agreement and ending at the end of the term of this Agreement pursuant to Section 19, unless the Executive's employment is sooner terminated in accordance with
Section 5 or one of the following provisions:

          (a) Termination for Cause. The Executive's employment under this Agreement may be terminated at any time during the Employment Period for "Cause" (as herein defined), by action of the Boards of Directors of Main or of the Bank, upon giving notice of such termination to the Executive at least 15 days prior to the date upon which such termination is to take effect. As used in this Agreement, "Cause" means any of the following events:

               (i) the Executive is convicted of or enters a plea of guilty or nolo contendere to a felony, a crime of falsehood, or a crime involving fraud or moral turpitude, or the actual incarceration of the Executive for a period of 45 consecutive days;

               (ii) the Executive willfully and repeatedly fails to follow the lawful instructions of the Board of Directors of Main or of the Board of Directors of the Bank after the Executive's receipt of written notice of such instructions, other than a failure resulting from the Executive's incapacity because of physical or mental illness;

               (iii) a government regulatory agency recommends or orders in writing that the Bank terminate the employment of the Executive with the Bank or relieve him of his duties as such relate to the Bank; or

               (iv) the Executive violates the covenant not to compete contained in Section 8 or the confidentiality provisions of Section 9.

     Notwithstanding the foregoing, the recommendation or order of a government regulatory agency referred to in Section 3(a)(iii) will not constitute "Cause" giving Main the right to terminate this Agreement as it relates to Main unless:

               (i) such recommendation or order results from an assessment against the Executive of a final unappealable civil monetary penalty ("tier 3") under
          Section 8(i)(2)(C) of the Federal Deposit Insurance
          Act;
  <PAGE 2>
               (ii)  such penalty is based on a knowing or
          reckless (A) violation of law or regulation, (B) unsafe or unsound practice, or (C) breach of fiduciary duty;

               (iii)  in the case of each of (A), (B) and (C)
          above, is either intentionally concealed by the Executive from the Board (and is not actually known by the Board), or committed by the Executive after repeated warnings by the Board or the governmental regulatory agency; and

               (iv)  in the case of each of (A), (B) and (C)
          above, results in a substantial loss to Bank.

     In addition, the Executive's employment under this Agreement will not be deemed to have been terminated for "Cause" under Sections 3(a)(i) or (ii) if such termination took place solely as a result of:

               (i) questionable judgment on the part of the Executive;

               (ii)  any act or omission believed by the
          Executive, in good faith, to have been in, or not opposed to, the best interests of Main or of the Bank;
          or

               (iii) any act or omission in respect of which a determination could properly be made that the Executive met the applicable standard of conduct prescribed for indemnification or reimbursement or payment of expenses under the Articles of Incorporation or By-laws of Main or the Articles of Association or By-laws of the Bank or the directors' and officers' liability insurance of Main or the Bank, in each case as in effect at the time of such act or omission.

     If the Executive's employment is terminated under the provisions of this subsection, then all rights of the Executive under Section 4 will cease as of the effective date of such termination.

          (b) Termination Without Cause. The Executive's employment under this Agreement may be terminated at any time during the Employment Period without "Cause" (as defined in Section 3(a)), by action of the Boards of Directors of Main and of the Bank, upon giving notice of such termination to the Executive at least 30 days prior to the date upon which such termination is to take effect. If the Executive's employment is terminated under the provisions of this subsection, then the Executive will be entitled to receive the compensation set forth in Section 6.

          (c) Voluntary Termination, Retirement or Death. If the Executive voluntarily terminates employment without Good
     <PAGE 3> Reason (as defined in Section 5), retires or dies, the Executive's employment under this Agreement will be deemed terminated as of the date of the Executive's voluntary termination, retirement or death, and all rights of the Executive under Section 4 will cease as of the date of such termination and any benefits payable to the Executive will be determined in accordance with the retirement and insurance programs of Main and of the Bank then in effect.

          (d) Disability. If the Executive is incapacitated by accident, sickness, or otherwise so as to render the Executive mentally or physically incapable of performing the essential duties required of the Executive under Section 2, notwithstanding reasonable accommodation, for a continuous period of six months, then, upon the expiration of such period or at any time thereafter, by action of the Boards of Directors of Main and of the Bank, the Executive's employment under this Agreement may be terminated immediately upon giving the Executive notice to that effect. If the Executive's employment is terminated under the provisions of this subsection, then all rights of the Executive under Section 4 will cease as of the last business day of the week in which such termination occurs, and the Executive will thereafter be entitled to the benefits to which he is entitled under any disability plan of Main or the Bank in which he is then a participant (including the minimum benefit described in Section 4(d)(iv)).

     4.  Employment Period Compensation and Related Matters.

          (a) Salary. For services performed by the Executive under this Agreement, Main and the Bank will pay the Executive a salary, in the aggregate, during the Employment Period, at the annualized rate of $215,200, payable at the same times as salaries are payable to other executive employees of Main or of the Bank. Main and/or the Bank may, from time to time, increase (but not decrease) the Executive's salary, and any and all such increases will be deemed to constitute amendments to this subsection to reflect the increased amounts, effective as of the dates established for such increases by the Board of Directors of Main or of the Bank in the resolutions authorizing such increases.

          (b) Bonus. For services performed by the Executive under this Agreement, Main will pay the Executive a bonus, annually during the Employment Period, in such amounts (if any) and at such times as is provided in such incentive plan for executive officers as may be approved by the Board of Directors of Main and in effect from time to time. In addition, Main may, from time to time, pay such other bonus or bonuses to the Executive as Main, in its sole discretion, deems appropriate. The payment of any such bonuses will not reduce or otherwise affect any other obligation of Main
     <PAGE 4> and/or the Bank to the Executive provided for in
     this Agreement.

          (c) Pension and Welfare Benefits. Main will provide the Executive, during the Employment Period, with pension and welfare benefits (within the meaning of Section 3 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) in the aggregate not less favorable than those received by other employees of Main.

          (d)  Fringe Benefits.

               (i) In General. Except as otherwise provided in this subsection, Main will provide the Executive, during the Employment Period, with such fringe benefits as may be provided generally from time to time for its executive officers.

               (ii) Supplemental Pension. The Executive will be entitled to continued maintenance of the supplemental pension benefit program in effect for him through Heritage immediately prior to the date of this Agreement, with such nonsubstantive amendments thereto as may be required to give effect to the above-referenced consolidation.

               (iii) Life Insurance. In addition to the life insurance coverage to which the Executive may be entitled from time to time under Main's life insurance plan, Main will provide him with supplemental life insurance of not less than the greater of (A) 50% of his annualized base salary or (B) $100,000, if he initially qualifies therefor on a standard underwriting basis. The Executive will be the owner of the policy providing such life insurance coverage. Any required increase in coverage by reason of an increase in base salary shall be effected no later than 30 days after such salary increase.

               (iv) Disability Insurance. In addition to the disability coverage to which the Executive may be entitled from time to time under Main's disability insurance plan, Main will provide him with such additional monthly disability insurance coverage (if any) as may be necessary to ensure a minimum level of coverage of 50% of his monthly base salary, if he qualifies therefor on a standard underwriting basis.

               (v) Vacation. The Executive will be entitled to not less than five weeks of vacation per calendar year, plus one additional day for each five years of service with Main and any predecessor of Main. The right to carry over unused vacation days will be subject to the executive personnel policies of Main from time to time in effect. <PAGE 5>

               (vi) Automobile. Main will provide the Executive with the use of a purchased or leased automobile. The make and model of such automobile will be reasonably consistent with the Executive's position with Main. Expenses of the use of such automobile will be borne as provided from time to time in policies approved by Main's Board of Directors.

               (vii)  Club Memberships.  Main will pay
          Executive's annual membership fees and periodic assessments at the Schuylkill Country Club and the Pottsville Club.

               (viii) Stock Awards. Main will annually award to the Executive, no later than February 15, 1,600 shares of its common stock. The number of shares to be awarded annually will be subject to such equitable adjustment as may be determined by Main's Board of Directors, in its discretion, in order to take into account the effect of stock dividends, stock splits, reorganizations and similar transactions or events.

               (ix)  Stock Options.  The Executive will be
          entitled to such stock option grants as may be granted from time to time by the Board of Directors of Main and/or the Compensation Committee of such Board and as are consistent with the Executive's responsibilities and performance.

          (e) Expense Reimbursement. The Executive will be entitled to reimbursement of all expenses incurred by him in the discharge of his duties hereunder, or otherwise in furtherance of the business of Main and the Bank, provided he renders an accounting of such expenses in such manner as may be required from time to time for employees generally.

          (f) Salary Deferral. The Executive may request that the payment of any portion of his base salary and/or bonus for any calendar year be deferred. Such request must be made in writing to Main and the Bank before the beginning of such calendar year and must include the period of deferral requested by the Executive (the "Deferral Period"). If the Boards of Directors of Main and of the Bank approve such request, the Executive will be entitled to receive, at the end of the Deferral Period, the deferred portion of his base salary and/or bonus plus interest at a compounded rate of 6% per annum. Any salary and/or bonus which is deferred as described herein will be credited to an account on the books of Main and of the Bank established in the name of the Executive. However, this account will not be funded, and neither Main nor the Bank will be deemed to be a trustee for the Executive with respect to any deferred amount. The liabilities of Main and the Bank to the Executive hereunder are those of a debtor pursuant to such contractual obligations as are created by this Agreement. No <PAGE 6> liabilities of Main and the Bank which arise under this subsection will be deemed to be secured by any pledge or other encumbrance on any property of Main or of the Bank. Main and the Bank will not be required to segregate any funds representing such deferred amounts, and nothing herein will be construed as providing for such segregation.

     5.  Resignation of the Executive for Good Reason.

          (a) Events Giving Right to Terminate for Good Reason. The Executive may resign for Good Reason (as herein defined) at any time during the Employment Period, as hereinafter set forth. As used in this Agreement, the term "Good Reason" means any of the following:

               (i) any reduction in title or a material adverse change in the Executive's responsibilities or authority which are inconsistent with, or the assignment to the Executive of duties inconsistent with, the Executive's status as President and Chief Operating Officer of Main and Chief Executive Officer and President of the Bank;

               (ii)  any reassignment of the Executive to a
          principal office which is more than 50 miles from 120
          South Centre Street, Pottsville, Pennsylvania;

               (iii) any removal of the Executive from office except for any termination of the Executive's employment under the provisions of Section 3(a) or (d);

               (iv) any reduction in the Executive's annual base salary as in effect on the date hereof or as the same may be increased from time to time;

               (v)  any failure by Main and/or the Bank to
          provide the Executive with benefits at least as favorable as those enjoyed by the Executive under any of the pension or welfare plans (as such terms are defined in ERISA Section 3) of Main in which the Executive is participating on the date of this Agreement, or the taking of any action that would materially reduce any of such benefits, unless the change is part of a change applicable in each case to employees generally; and

               (vi) any material breach of this Agreement by Main or the Bank, coupled with the failure to cure the same within 30 days after receipt of a written notice of such breach from the Executive.

          (b) Notice of Termination. At the option of the Executive, exercisable by the Executive within 90 days after the occurrence of the event constituting Good Reason, the Executive may resign from employment under this Agreement by a notice in writing (the "Notice of Termination") delivered
     <PAGE 7> to Main and the Bank and the provisions of Section
     6 will thereupon apply.

          (c) Special Rights of Termination. Notwithstanding anything herein to the contrary, but subject to the provisions of Section 3(a), within the later of (i) the one-year period following the occurrence of a Change in Control (as defined below), or (ii) the period ending January 3, 2000, whether or not a Change in Control occurs before such date, the Executive may terminate his employment for any or no reason by delivering a written notice, similar to a Notice of Termination, to Main; and such termination will be deemed for all purposes to constitute a resignation for Good Reason. In such event, he will be entitled to the payments and benefits described in Section 6 generally, subject to the limitation set forth in Section 6(e).

          (d)  Change in Control Defined.  For purposes of this
     Agreement, the term "Change in Control" means any of the following:

               (i)  any "person" (as such term is used in
          Sections 13(d) and 14(d)(2) of the Securities and Exchange Act of 1934 (the "Exchange Act")), other than Main, a subsidiary of Main, an employee benefit plan of Main or a subsidiary of Main (including a related trust), becomes the beneficial owner (as determined pursuant to Rule 13d-3 under the Exchange Act), directly or indirectly of securities of Main representing more than 20% of the combined voting power of Main's then outstanding securities;

               (ii)  the occurrence of, or execution of an
          agreement providing for, a sale of all or substantially all of the assets of Main or the Bank to an entity which is not a direct or indirect subsidiary of Main;

               (iii)  the occurrence of, or execution of an
          agreement providing for, a reorganization, merger, consolidation or similar transaction involving Main, unless (A) the shareholders of Main immediately prior to the consummation of any such transaction will initially own securities representing a majority of the voting power of the surviving or resulting corporation, and (B) the directors of Main immediately prior to the consummation of such transaction will initially represent a majority of the directors of the surviving or resulting corporation; and

               (iv)  any other event which is at any time
          irrevocably designated as a "Change in Control" for purposes of this Agreement by resolution adopted by a majority of the then non-employee directors of Main.
  <PAGE 8>
     6.  Rights in Event of Certain Termination of Employment.
In the event that the Executive resigns from employment for Good Reason, by delivery of a Notice of Termination or other permitted notice to Main and the Bank, or the Executive's employment is terminated by Main and/or the Bank without Cause, Executive will be entitled to receive the amounts and benefits set forth in this section.

          (a) Basic Payments. The Executive will be paid an amount equal to three times the sum of (i) the highest annualized base salary paid to him during the year of termination or the immediately preceding two calendar years, and (ii) the highest bonus paid to him with respect to one of the three calendar years immediately preceding the year of termination. Such amount will be paid to the Executive in 36 equal monthly installments (without interest), beginning 30 days following the date of termination of employment. Notwithstanding the preceding provisions of this subsection to the contrary, in the event this section becomes applicable following a Change in Control, the Executive will, within 30 days after his termination of employment, be paid a lump sum equal to the present value of the amounts otherwise payable under this subsection. For purposes of the preceding sentence, present value will be determined by using the short-term applicable federal rate under Section 1274 of the Internal Revenue Code of 1986, as amended (the "Code"), in effect on the date of termination of employment. For purposes of this subsection, to the extent necessary, base salary and bonuses with any predecessor of Main or an affiliate thereof shall be taken into account.

          (b) Supplemental Payment in Lieu of Certain Benefits. In lieu of continued pension, welfare and other benefits, a lump sum cash payment of $105,417 will be paid to the Executive within 30 days following the date of termination of employment.

          (c) Excise Tax Matters in General. In the event that the amounts and benefits payable under this section, when added to other amounts and benefits which may become payable to the Executive by Main and/or the Bank, are such that he becomes subject to the excise tax provisions of Code Section 4999, Main and the Bank will pay him such additional amount or amounts as will result in his retention (after the payment of all federal, state and local excise, employment, and income taxes on such payments and the value of such benefits) of a net amount equal to the net amount he would have retained had the initially calculated payments and benefits been subject only to income and employment taxation. For purposes of the preceding sentence, the Executive will be deemed to be subject to the highest marginal federal, state and local tax rates. All calculations required to be made under this subsection will be made by Main's independent certified public accountants,
     <PAGE 9> subject to the right of Executive's representative to review the same. All such amounts required to be paid will be paid at the time any withholding may be required under applicable law, and any additional amounts to which the Executive may be entitled will be paid or reimbursed no later than 15 days following confirmation of such amount by Main's accountants. In the event any amounts paid hereunder are subsequently determined to be in error because estimates were required or otherwise, the parties agree to reimburse each other to correct such error, as appropriate, and to pay interest thereon at the applicable federal rate (as determined under Code Section 1274A for the period of time such erroneous amount remained outstanding and unreimbursed). The parties recognize that the actual implementation of the provisions of this subsection are complex and agree to deal with each other in good faith to resolve any questions or disagreements arising hereunder.

          (d) Limited Restriction on Payments and Benefits to Avoid Excise Tax. Notwithstanding the provisions of Subsection (c), if (i) it is determined that the payments to be provided to the Executive hereunder would subject him to the excise tax provisions of Code Section 4999, but (ii) a 5% reduction in the present value (as determined pursuant to the provisions of Code Section 280G) of such payments would result in no such excise tax being owed, then such payments will be reduced or eliminated by the smallest amount necessary to avoid the imposition of such excise tax. The Executive will be entitled, within a reasonable period of time, to specify which payments will be reduced or eliminated.

          (e) Special Limitation on Certain Payments and Benefits. Notwithstanding any provision of this section to the contrary, in the event the Executive terminates his employment under Clause (ii) of Section 5(c) and no Change in Control has then occurred, the termination payments and benefits to which he is entitled hereunder will not exceed the payments and benefits he would have been entitled to under the Change in Control Agreement had it not been terminated in connection with the execution of this Agreement.

     7. Expiration of Agreement. In the event this Agreement expires by its terms in accordance with the provisions of Section 19(a) and the Executive's employment thereafter voluntarily or involuntarily terminates prior to attainment of age 65 and other than for Cause, Main will pay or cause to be paid to him, in one lump sum within 30 days following termination, an amount equal to
1.5 times the sum of the amounts described in Clauses (i) and
(ii) of Section 6(a).

     8.  Covenant Not to Compete.
  <PAGE 10>
          (a) The Executive hereby acknowledges and recognizes the highly competitive nature of the business of Main and of the Bank and accordingly agrees that, during and for the applicable period set forth in Subsection (c), the Executive will not:

               (i) be engaged, directly or indirectly, either for his own account or as agent, consultant, employee, partner, officer, director, proprietor, investor (except as an investor owning less than 5% of the stock of a publicly owned company) or otherwise of, any person, firm, corporation, or enterprise engaged, in
          (A) the banking, thrift or credit union industry, or
          (B) any other activity in which Main or any of its subsidiaries is engaged during the Employment Period, in either case (A) or (B) in any county in which, at any time during the Employment Period or at the date of termination of the Executive's employment, a branch, office or other facility of Main or any of its subsidiaries is located, or in any county contiguous to such a county, including contiguous counties located outside of the Commonwealth of Pennsylvania (the "Non-Competition Area"); and

               (ii) provide financial or other assistance to any person, firm, corporation, or enterprise engaged in (A) the banking or financial services industry, or (B) any other activity in which Main or any of its subsidiaries is engaged during the Employment Period, in the Non-Competition Area.

          (b) It is expressly understood and agreed that, although the Executive, Main and the Bank consider the restrictions contained in Subsection (a) reasonable for the purpose of preserving for Main and its subsidiaries their goodwill and other proprietary rights, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in Subsection (a) is an unreasonable or otherwise unenforceable restriction against the Executive, the provisions of Subsection (a) will not be rendered void but will be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

          (c) The provisions of this section will be applicable commencing on the date of this Agreement and ending as follows:

               (i)  at the termination of the payments and
          benefits provided under Section 6; provided, however, that this clause will not apply in the event Executive's termination of employment occurs following a Change in Control or pursuant to Clause (ii) of
          Section 5(c);  <PAGE 11>

               (ii)  one year following the termination of
          Executive's employment, in the case of a voluntary termination without Good Reason; or

               (iii) in all other cases, the date of Executive's termination of employment.

     9.  Confidentiality.

          (a) As used in this section, the term "Confidential Information" means any and all information regarding the organization, business or finances of Main or any of its subsidiaries and affiliates, including, but not limited to, any and all business plans and strategies, financial information, proposals, reports, marketing plans and information, cost information, customer information, claims history and experience data, sales volume and other sales statistics, personnel data, pricing information, concepts and ideas, information respecting existing and proposed investments and acquisitions, and information regarding customers and suppliers, but the term "Confidential Information" will not include information created by the Executive or which prior to the Executive's receipt thereof
     (i) was generally publicly available, or (ii) was in the Executive's possession free of any restrictions on its use or disclosure and from a source other than Main or any of its subsidiaries or affiliates.

          (b) The Executive acknowledges and agrees that his employment by Main and the Bank will afford him an opportunity to acquire Confidential Information and that the misappropriation or disclosure of any Confidential
     Information would cause irreparable harm to Main and its subsidiaries and affiliates.

          (c) During the Employment Period and for a period of two years thereafter, the Executive will not use for the benefit of anyone other than Main and its subsidiaries and affiliates or disclose any of the Confidential Information for any reason or purpose whatsoever except to authorized representatives of such business entities or as directed or authorized by Main.

          (d) With respect to those items of Confidential Information which constitute trade secrets under applicable law, the Executive's obligations of confidentiality and nondisclosure as set forth in this section will continue and survive after the two-year period as provided in Subsection
     (c) to the greatest extent permitted by applicable law.

          (e) The Executive will not remove any records, documents or any other tangible items (excluding the Executive's personal property) from the premises of Main or its subsidiaries or affiliates, in either original or
     <PAGE 12> duplicate form, except as needed in the ordinary course of performing services hereunder.

          (f) Upon termination of this Agreement, the Executive will immediately surrender to the owner thereof all documents (other than documents created by him) in his possession, custody or control embodying the Confidential Information or any part thereof and will not thereafter remove the same from the premises on which it is located.

     10. Remedies. Executive acknowledges and agrees that the remedy at law of Main and of the Bank for a breach or threatened breach of any of the provisions of Section 8 or 9 would be inadequate and, in recognition of this fact, in the event of a breach or threatened breach by the Executive of any of the provisions of Section 8 or 9, it is agreed that, in addition to the remedy at law, Main and the Bank will be entitled to, without posting any bond, and the Executive agrees not to oppose any request of Main and the Bank for, equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction, or any other equitable remedy which may then be available. Nothing herein contained will be construed as prohibiting Main and the Bank from pursuing any other remedies available to them for such breach or threatened breach.

     11. Arbitration. Main, the Bank and Executive recognize that in the event a dispute should arise between them concerning the interpretation or implementation of this Agreement, lengthy and expensive litigation will not afford a practical resolution of the issues within a reasonable period of time. Consequently, each party agrees that all disputes, disagreements and questions of interpretation concerning this Agreement are to be submitted for resolution to the American Arbitration Association ("Association") in Philadelphia, Pennsylvania, in accordance with the Individual Employment Dispute Resolution rules of the Association. Main and the Bank, or Executive, may initiate an arbitration proceeding at any time by giving notice to the others in accordance with the rules of the Association. The Association will designate a single arbitrator to conduct the proceeding, but Main and the Bank, and the Executive, may, as a matter of right, require the substitution of a different arbitrator chosen by the Association. Each such right of substitution may be exercised only once. The arbitrator will not be bound by the rules of evidence and procedure of the courts of the Commonwealth of Pennsylvania but will be bound by the substantive law applicable to this Agreement. The decision of the arbitrator, absent fraud, duress, incompetence or gross and obvious error of fact, will be final and binding upon the parties and will be enforceable in courts of proper jurisdiction. Following written notice of a request for arbitration, Main and the Bank, and the Executive, will be entitled to an injunction restraining all further proceedings in any pending or subsequently filed litigation concerning this Agreement, except as otherwise provided herein.
  <PAGE 13>
     12. Legal Expenses. Main and/or the Bank will pay to the Executive all reasonable legal fees and expenses when incurred by the Executive in seeking to obtain or enforce any right or benefit provided by this Agreement, provided he brings the action in good faith.

     13. Indemnification. Main and the Bank will indemnify the Executive, to the fullest extent permitted under Pennsylvania and federal law, with respect to any threatened, pending or completed legal or regulatory action, suit or proceeding brought against him by reason of the fact that he is or was a director, officer, employee or agent of Main or the Bank, or is or was serving at the request of Main or the Bank as a director, officer, employee or agent of another person or entity. To the fullest extent permitted by Pennsylvania and federal law, Main and the Bank will, in advance of final disposition, pay any and all expenses incurred by the Executive in connection with any threatened, pending or completed legal or regulatory action, suit or proceeding with respect to which he may be entitled to indemnification hereunder. Main and the Bank will use their best efforts to obtain insurance coverage for the Executive under a policy covering directors and officers thereof against litigation, arbitrations and other legal and regulatory proceedings; provided, however, that nothing herein is to be construed as requiring such action if the Boards of Directors of Main and the Bank determine that such insurance coverage cannot be obtained at commercially reasonable rates.

     14. Notices. Any notice required or permitted to be given under this Agreement will, to be effective hereunder, be given to both Main and the Bank, in the case of notices given by the Executive, and will, to be effective hereunder, be given by both Main and the Bank, in the case of notices given to the Executive. Any such notice will be deemed properly given if in writing and if mailed by registered or certified mail, postage prepaid with return receipt requested, to the residence of the Executive, in the case of notices to the Executive, and to the respective principal offices of Main and of the Bank, in the case of notices to Main and the Bank.

     15. Waiver. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by the Executive, an executive officer of Main, and an executive officer of the Bank, each such officer specifically designated by the Boards of Directors of Main and the Bank, respectively. No waiver by any party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

     16. Assignment. This Agreement is not assignable by any party hereto, except by Main and the Bank to any successor in interest to the respective businesses of Main and the Bank.
<PAGE 14>

     17. Entire Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter of this Agreement and, in accordance with the provisions of Section 27, supersedes any prior agreement of the parties.

     18.  Successors; Binding Agreement.

          (a) Main and the Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of Main and/or the Bank to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Main and the Bank would be required to perform it if no such succession had taken place. Failure by Main and the Bank to obtain such assumption and agreement prior to the effectiveness of any such succession will constitute a material breach of this Agreement. As used in this Agreement, "Main" and the "Bank" means Main and the Bank as hereinbefore defined and any successor to the business and/or assets of Main and/or the Bank as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

          (b) This Agreement will inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, heirs, distributees, devisees, and legatees. If the Executive should die while any amount is payable to the Executive under this Agreement if the Executive had continued to live, all such amounts, unless otherwise provided herein, will be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee, or, if there is no such designee, to the Executive's estate.

     19.  Termination.

          (a) Unless the Executive's employment is terminated pursuant to the provisions of Section 3 or Section 5, the term of this Agreement will be for a period commencing on the date of this Agreement and ending on December 31, 2000; provided, however, that this Agreement will be automatically renewed on January 1, 2000 for the two-year period commencing on such date and ending on December 31, 2001, unless either party gives written notice of nonrenewal to the other party on or before November 1, 1999 (in which case this Agreement will continue in effect through December 31,
     2000); and provided further, that if this Agreement is renewed on January 1, 2000, it will be automatically renewed on January 1 of each subsequent year (the "Annual Renewal Date") for a period ending two years from each Annual Renewal Date unless either party gives written notice of nonrenewal to the other party at least 60 days prior to an
     <PAGE 15> Annual Renewal Date (in which case this Agreement will continue in effect for a term ending one year from the Annual Renewal Date immediately following such notice). For purposes of the preceding sentence, Main and the Bank will be considered one party.

          (b) Any termination of the Executive's employment under this Agreement or of this Agreement will not affect the benefit, noncompetition and confidential information provisions of Section 6, 7, 8, 9 or 12, which will, if relevant, survive any such termination and remain in full force and effect in accordance with their respective terms.

          (c) Except as provided in Section 27, nothing herein will be construed as limiting, restricting or eliminating any rights the Executive may have under any plan, contract or arrangement to which he is a party or in which he is a vested participant; provided, however, that any termination payments required hereunder will be in lieu of any severance benefits to which he may be entitled under a severance plan or arrangement of Main and the Bank; and provided further, that if the benefits under any such plan or arrangement may not legally be eliminated, then the payments hereunder will be correspondingly reduced in such equitable manner as the Board of Directors of Main may determine.

     20. No Mitigation or Offset. The Executive will not be required to mitigate the amount of any payment provided for in this Agreement by seeking employment or otherwise; nor will any amounts or benefits payable or provided hereunder be reduced in the event he does secure employment, except as otherwise provided herein.

     21. Validity. The invalidity or unenforceability of any provisions of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect. In addition, if a government regulatory agency recommends or orders that the Bank terminate the employment of the Executive with the Bank or relieve him of his duties as such relate to the Bank, the Agreement or such provision will nevertheless be and remain an obligation of Main enforceable against it in accordance with its terms, notwithstanding any such termination of the Executive's employment with the Bank.

     22. Applicable Law. Except to the extent preempted by federal law, this Agreement will be governed by and construed in accordance with the domestic internal law of the Commonwealth of Pennsylvania.

     23. Number. Words used herein in the singular will be construed as being used in the plural, as the context requires, and vice versa.
  <PAGE 16>
     24. Headings. The headings of the sections and subsections of this Agreement are for convenience only and will not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

     25. References to Entities. All references to Main will be deemed to include references to the Bank, as appropriate in the relevant context, and vice versa.

     26. Guaranty. Main hereby irrevocably and unconditionally guarantees to the Executive the full and timely performance by the Bank of each and every obligation of the Bank contained in this Agreement.

     27. Effective Date; Termination of Prior Agreement. This Agreement will become effective immediately upon the execution and delivery of this Agreement by the parties hereto. Upon the execution and delivery of this Agreement, any prior agreement relating to the subject matter hereof, including without limitation the 1994 Agreement and the Change in Control Agreement, will be deemed automatically terminated and be of no further force or effect.

     28. Withholding For Taxes. All amounts and benefits paid or provided hereunder will be subject to withholding for taxes as required by law.

     29. Individual Agreement. This Agreement is an agreement solely between and among the parties hereto. It is intended to constitute a nonqualified unfunded arrangement for the benefit of a key management employee and will be construed and interpreted in a manner consistent with such intention.

     30. Other Position. Upon execution of this Agreement, Main will use its best efforts to cause the Board of Directors of Berks County Bank to elect Executive to the position of Vice
Chairman of such bank.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                              MAIN STREET BANCORP, INC.

                              By  /s/ Nelson R. Oswald


                              HERITAGE NATIONAL BANK

                              By  /s/ Nelson R. Oswald

                                  /s/ Allen E. Kiefer
<PAGE 17>